Exhibit 99.1

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com

FOR IMMEDIATE RELEASE

Tandem Diabetes Care® Announces Expanded Pediatric Indication of
t:slim® Insulin Pump for Ages 6 and Older

San Diego, July 26, 2016 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and the manufacturer of the t:slim®, t:slim G4™ and t:flex® Insulin Pumps, today announced FDA clearance of an expanded pediatric indication for the t:slim® Insulin Pump, lowering its use to children age 6 and older from children age 12 and older.  The t:slim Pump is the first and only touchscreen insulin pump cleared by the U.S. Food and Drug Administration. This expanded pediatric indication applies to the current t:slim Pump features, with no changes to the existing user interface.

“The t:slim Pump has the look and feel of a modern consumer device, which we believe makes it especially well-suited for school-aged children who have grown up in a world of smartphones and tablets,” said Kim Blickenstaff, president and Chief Executive Officer of Tandem Diabetes Care. “This FDA clearance allows us to share this product with a broader group of children with diabetes and their parents, who we think can benefit greatly from our technology.”

The t:slim Pump consistently ranks #1 by pump users in independent patient surveys1. The streamlined, user-friendly interface provides rapid access to the features people use most, eliminating the need for excessive scrolling and button pressing.

Some of the features of the t:slim Pump that stand out most to parents and younger users include:

•	Small Size – The t:slim Pump is smaller than other durable pumps making it easy to wear, yet holds up to 300 units of insulin so it can keep up with a child’s changing insulin needs.
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Durability – The t:slim Pump is made of aluminum, which is extremely durable and light, and the touchscreen is made of high-grade, shatter-resistant glass.  The pump is also watertight, so you don’t have to worry about accidental dunks and splashes.[2]

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Feature Lock – A feature lock can be used for young children not yet ready to operate the pump on their own.  When activated, it can be used to prevent young users from being able to deliver a bolus or change any pump settings.

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Insulin on Board (IOB) Calculations – The t:slim Pump tracks the amount of insulin that is still active in the body from previous boluses and uses this information to calculate future boluses.  This helps prevent “stacking” insulin doses which can cause low blood sugar (hypoglycemia).

•	Personal Profiles – Up to six personal profiles can be created with unique names to cover a wide variety of situations, including school days, sleepovers, weekends or sport practice.
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Missed Meal Bolus Reminder – This reminder can be set up to watch for boluses at specific times of day, and trigger a reminder if no bolus is delivered.  This is especially helpful for children who may forget to bolus when they are away from home, such as during school lunch periods.

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Site Reminder – This reminder is a programmable setting that reminds the user when it is time to change their infusion set.  A specific time and date can be set for the reminder, which can be very useful for busy families on the go.

For more information about the t:slim Pump, or to find out about insurance coverage options, please call 877-801-6901, Monday – Friday, 6am – 5pm Pacific Time.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with diabetes who use insulin. The Company manufactures and sells the t:slim® Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, the t:flex® Insulin Pump, the first pump designed for people with greater insulin requirements, and the t:slim G4™ Insulin Pump, the first CGM-enabled pump with touch-screen simplicity. Tandem is based in San Diego, California.

t:slim, t:flex, and Tandem Diabetes Care are registered trademarks, and t:slim G4 is a trademark of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes, use #tslim, #tslimG4, #tflex, #tconnect, and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/TandemDiabetes.

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to, among other things, our belief that the t:slim Insulin Pump is well-suited for school-aged children and that younger members of the diabetes community and their parents can benefit from our technology. These statements are subject to numerous risks and uncertainties, including the ability of younger children and their parents to understand the features made available by t:slim and the potential impact of those features on diabetes treatment decisions, and their ability to operate t:slim in accordance with applicable operating instructions, as well as other risks identified in Tandem’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other documents that Tandem files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

1 dQ&A USA Connections Surveys 2013-2015.

2 IPX7 rating, tested to 3 feet of water for 30 minutes.

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